 EXHIBIT 5.1

February 1, 2016

CÜR Media, Inc.

2217 New London Turnpike

South Glastonbury, CT 06073

Ladies and Gentlemen:

We have acted as counsel to CÜR Media, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1 (Registration No. 333-206318) (the "Registration Statement"). This opinion is furnished to you in connection with the filing of the Registration Statement with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), in which the Company is registering (i) 3,333,333 units of the Company (the "Units"), each such Unit consisting of one share of the Company's common stock, $0.0001 par value per share (the "Common Stock"), and one warrant to purchase one share of Common Stock; (ii) all shares of Common Stock issued as part of the Units (the "Shares"), (iii) all warrants issued as part of the Units (the "Warrants"), and (iv) all shares of Common Stock underlying the Warrants (the "Warrant Shares," and together with the Units, Shares and Warrants, the "Securities"). The Units are being offered and sold pursuant to a Placement Agency Agreement to be entered into between the Company and Maxim Group LLC (the "Placement Agency Agreement"), which Placement Agency Agreement was filed as an exhibit to the Registration Statement.

In connection with this opinion, we have examined the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, both as currently in effect; certain resolutions of the Board of Directors of the Company and such other records of corporate actions of the Company relating to the Registration Statement and the Placement Agency Agreement and the authorization for issuance and sale of the Securities, and matters in connection therewith; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement and the exhibits thereto, including but not limited to the Placement Agency Agreement and the warrant agreement proposed to be entered by and between the Company and Vstock Transfer, LLC, as warrant agent (the "Warrant Agreement").

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

1330 Avenue of the Americas | New York, New York 10019

T +1.212.259.7300 | F +1.212.259.8200

February 1, 2016

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that (i) the Units, when issued and delivered by the Company in accordance with the terms and conditions of the Placement Agency Agreement, will be duly and validly issued and will represent binding obligations of the Company pursuant to the laws of the State of Delaware and the State of New York, (ii) the Shares that will be sold as part of the Units have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Placement Agency Agreement, the Shares will be duly and validly issued, fully paid and non-assessable; (iii) the Warrants that will be sold as part of the Units, when issued and delivered by the Company in accordance with the terms and conditions of the Placement Agency Agreement and the Warrant Agreement, will be duly and validly issued, and will represent binding obligations of the Company pursuant to the laws of the State of Delaware and the State of New York; and (iv) the Warrant Shares, when issued and delivered by the Company upon exercise of the Warrants (and payment therefor as contemplated by the Warrants) in accordance with the terms and conditions of the Warrant Agreement, will be duly and validly issued, fully paid and non-assessable.

Our opinion is limited to the laws of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), the laws of the State of New York (including applicable provisions of the New York Constitution and the reported judicial decisions interpreting those laws) and the United States Federal Laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon statutes, rule regulations and judicial decisions existing on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or legal or factual developments after the date hereof which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of this Firm's name therein and in the related prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

  Very truly yours,

CKR Law LLP